Exhibit 99.1
Onyx Pharmaceuticals Announces Positive Top-Line Carfilzomib Data
from Phase 2b Study
24 Percent Overall Response Rate and Duration of Response Exceeding Seven Months in
Heavily Pretreated Advanced Multiple Myeloma Patients
Onyx to Host Investor Teleconference and Webcast Today at 8:00 a.m. Eastern Time
to Review Top-Line Data
Emeryville, CA – July 26, 2010 – Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced positive top-line results from the Phase 2b 003-A1 study of single-agent carfilzomib, a selective, next generation proteasome inhibitor, in patients with relapsed and refractory multiple myeloma. In an independent review of the data, carfilzomib achieved an overall response rate (partial response or greater) of 24 percent and a median duration of response of 7.4 months in patients who entered the study after receiving a median of five prior lines of therapy (corresponding to a median of 13 anti-myeloma agents) and whose disease was refractory to their last therapeutic regimen. The clinical benefit rate (minimal response or greater) in the study population was 36 percent. Carfilzomib was well-tolerated and there were no new or unexpected toxicities observed. Full results of the trial will be presented at an upcoming scientific meeting. Based on these results, Onyx is continuing discussions with the U.S. Food and Drug Administration (FDA) regarding next steps in filing a new drug application (NDA) for carfilzomib, which the company expects to submit by year-end 2010 for potential accelerated approval in the U.S.
“Despite recent advances in treating multiple myeloma, all patients eventually relapse. The unmet medical need remains great, as the outlook for patients with relapsed and refractory disease is grim,” said Michael G. Kauffman, M.D., Ph.D., Chief Medical Officer of Onyx Pharmaceuticals. “According to a study from the International Myeloma Working Group, patients, such as those enrolled in the 003-A1 study, can expect to respond to therapy only 11 percent of the time and survive for only six to 10 months.i The single-agent activity with durable disease control and favorable tolerability observed in this study indicate that carfilzomib has the potential to alter the natural course of this deadly disease.”
“Carfilzomib has the potential to be an important therapy in multiple myeloma and exemplifies the Onyx vision to build a leading oncology company by developing innovative targeted therapies,” said N. Anthony Coles, M.D., President and Chief Executive Officer of Onyx Pharmaceuticals. “We are committed to bringing this promising treatment to patients as quickly as possible by pursuing an accelerated approval pathway in the U.S., while simultaneously moving forward with two Phase 3 studies. The first study, ASPIRE, is designed to support full carfilzomib registration in the U.S. in earlier-stage patients who have relapsed following initial lines of therapy, and the second study is designed to support approval in relapsed and refractory patients in Europe.”
Trial Design
The 003-A1 study was an open-label, single-arm Phase 2b trial. The trial evaluated 266 heavily-pretreated patients with relapsed and refractory multiple myeloma whose disease was refractory to their last treatment regimen and who had received at least two prior therapies, including bortezomib, either thalidomide or lenalidomide, an alkylating agent, glucocorticoids and an anthracycline. Refractory disease was defined as ≤ 25% response or progression during therapy or within 60 days after completion of therapy.ii Patients enrolled in the 003-A1 trial had received a median of five prior therapeutic regimens, corresponding to a median of 13 anti-myeloma agents. Patients received carfilzomib at 20mg/m2 for the first cycle followed by 27mg/m2 thereafter for up to 12 cycles. Patients who completed the 12 cycles were eligible to enter an extension study. Responses and progression were determined according to the International Myeloma Working Group (IMWG) criteria. The trial was conducted in collaboration with the Multiple Myeloma Research Consortium (MMRC) and at additional sites in the U.S. and Canada.
“The patients in the 003-A1 trial represent an advanced population with significant unmet medical need who had received many lines of therapy and had limited options available to them outside of a clinical trial, strongly underscoring the need for new treatments. We are proud to have worked with the Onyx team that is developing carfilzomib and are encouraged by these results,” said Kathy Giusti, Founder and CEO of the MMRC and a multiple myeloma patient. The MMRC initiated a relationship with the company (then Proteolix) in 2006, which included the participation of 11 MMRC Member Institutions in the 003-A1 trial, representing 36 percent of the total trial centers and 60 percent of enrolled patients.
“There is a high unmet need for treatment options for patients with relapsed and refractory multiple myeloma who are no longer responding to available therapies,” said Brian G.M. Durie, M.D., Cofounder and Chair of the Board of Directors of the International Myeloma Foundation (IMF).
Investor Teleconference
Onyx will host a teleconference and webcast on Monday, July 26, 2010, at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) to discuss the top-line data from the Phase 2b 003-A1 study of carfilzomib.
Interested parties may access a live webcast of the presentation on the company’s website at: http://www.onyx-pharm.com/view.cfm/32/Event-Calendar or by dialing 847-619-6547 and using the passcode 27571112. A replay of the presentation will be available on the Onyx website or by dialing 630-652-3044 and using the passcode 27571112# approximately one hour after the teleconference concludes. The replay will be available through August 9, 2010.

About the Carfilzomib Development Program
Carfilzomib is a selective, next-generation proteasome inhibitor that has shown encouraging results in a broad clinical trial program in multiple myeloma.
As previously reported at the 46th American Society of Clinical Oncology (ASCO) Annual Meeting, an ongoing, companion Phase 2 study, known as the 004 study, demonstrated encouraging overall response rates, tolerability and durable disease control when carfilzomib was administered as a single-agent in patients with relapsed and/or refractory multiple myeloma. In 53 evaluable patients who had not been previously treated with bortezomib, carfilzomib achieved an overall response rate of 55 percent and a median duration of response of 11.5 months at 27mg/m2. Forty percent of patients were refractory to their most recent therapy prior to entering the trial. In the overall 004 study population, treatment with carfilzomib was well-tolerated, and no new or unexpected adverse events occurred. The most common Grade 3 treatment-emergent adverse events included: pneumonia (11 percent), anemia (9.7 percent), neutropenia (9.7 percent) and thrombocytopenia (9 percent). Peripheral neuropathy of any grade was infrequent, and no Grade 4 adverse events were observed.
The company has also initiated a large randomized international Phase 3 clinical trial, known as the ASPIRE trial, studying the combination of lenalidomide and low dose dexamethasone with or without carfilzomib in patients with relapsed multiple myeloma. The company has an agreement with the U.S. FDA on a Special Protocol Assessment (SPA) and received Scientific Advice from the European Medicines Agency (EMA) on the design and planned analysis for the ASPIRE trial. A second Phase 3 clinical trial, known as the FOCUS trial, is planned to evaluate carfilzomib in patients with advanced myeloma and serve as the basis for a European registration. Carfilzomib is also being studied in advanced solid tumors.
About Multiple Myeloma
Multiple myeloma is the second most common hematologic cancer and results from an abnormality of plasma cells, usually in the bone marrow. In the United States, more than 50,000 people are living with multiple myeloma and approximately 20,000 new cases are diagnosed annually.iii Worldwide, more than 180,000 people are living with multiple myeloma and approximately 86,000 new cases are diagnosed annually.iv
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is a biopharmaceutical company committed to improving the lives of people with cancer. The company, in collaboration with Bayer HealthCare Pharmaceuticals, Inc., is developing and marketing Nexavar® (sorafenib) tablets, a small molecule drug that is currently approved for the treatment of liver cancer and advanced kidney cancer. Additionally, Nexavar is being investigated in several ongoing trials in a variety of tumor types. Beyond Nexavar, Onyx has established a development pipeline of anticancer compounds at various stages of clinical testing, including carfilzomib, a next-generation proteasome inhibitor, that is currently being evaluated in multiple clinical trials for the treatment of patients with relapsed or relapsed/refractory multiple myeloma and solid tumors. ONX 0801, an alpha-folate receptor targeted inhibitor of the thymidylate synthase, and ONX 0912, an oral proteasome inhibitor, are currently in Phase 1 testing. For more information about Onyx, visit the company’s website at www.onyx-pharm.com.
Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals.
Forward Looking Statements
This news release contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, safety, regulatory processes, commercialization efforts or commercial potential of carfilzomib. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Proteolix’s operations will not be integrated successfully into Onyx’s, the risk that Onyx may not realize the anticipated benefits of the acquisition and risks related to the development and commercialization of pharmaceutical products. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.
Contacts:
Investors
Julie Wood
Vice President, Corporate Communications & Investor Relations
510-597-6505
Media
Lori Murray
Director, Corporate Communications & Investor Relations
510-597-6394

[i]	Kumar S, Crowley J, Lee J-H, Lahuerta JJ, Morgan G et al. “Outcome of Subjects with Myeloma Relapsing after IMiD and Bortezomib Therapy: A Multicenter Study from the International Myeloma Foundation Working Group. Poster presentation: 15th Congress of the European Hematology Association, June 10-13, 2010, Barcelona, Spain.

ii	Anderson et al. Clinically relevant end points and new drug approvals for myeloma. Leukemia. 2008. 22:231

iii	National Cancer Institute, Surveillance Epidemiology and End Results, 2007 Facts and Figures

iv	International Agency for Research on Cancer, GLOBOCAN 2002 database